Exhibit 21.1
List of Subsidiaries of Registrant
Shinyo Dream Limited
Shinyo Kannika Limited
Shinyo Loyalty Limited
Shinyo Navigator Limited
Shinyo Ocean Limited
Shinyo Saowalak Limited
Thera Shipping Corporation
Tinos Shipping Corporation
Aegean Sea Maritime Holdings Inc.
Amorgos Shipping Corporation
Andros Shipping Corporation
Antiparos Shipping Corporation
Crete Shipping Corporation
Ikaria Shipping Corporation
Ios Shipping Corporation
Kos Shipping Corporation
Mytilene Shipping Corporation
Rhodes Shipping Corporation
Sifnos Shipping Corporation
Skiathos Shipping Corporation
Skopelos Shipping Corporation
Syros Shipping Corporation
Shinyo Kieran Limited
Folegandros Shipping Corporation
Serifos Shipping Corporation